EXHIBIT 10.13

Amendment No. 5 to the
Pfizer Supplemental Savings Plan (“PSSP”)

* * *

(New material underlined)

1.	Section 2.32 of the PSSP is amended to read as follows:

2.32        Retirement. The term “Retirement” means a termination of employment with an Employer after the Eligible Employee has attained either (i) age 65, or (ii) age 55 with at least 10 Years of Service (as determined in accordance with the Qualified Plan), or an Eligible Employee who was eligible under the Pfizer Voluntary Early Retirement Program or involuntarily terminated under the Special Separation Program under a Company-sponsored severance plan, and who would attain either (i) age 65, or (ii) age 55 with at least 10 Years of Service, if credited with:
(a)    An additional five years of age;
(b)    An additional five Years of Service; or
(c)    A combination (in months) of years of age and Years of Service, which combination does not exceed 60 months.